EXHIBIT 5.1

[LKP Global Law, LLP Letterhead]

May 25, 2012

The Board of Directors
VLOV Inc.
11F, No. 157 Taidong Road
Xiamen Guanyin Shan International Business Center
Siming District, Xiamen City
Fujian Province
People’s Republic of China

Re:	Registration Statement on Form S-8

Members of the Board:

We have acted as counsel to VLOV Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to an aggregate of 800,000 shares of the Company’s common stock, par value $.00001 per share, (the “Shares”) available for issuance under the Company’s 2012 Stock Plan (the “Plan”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

In rendering this opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction of the Registration Statement and such other records, documents, certificates, agreements, or other instruments and have made such other inquiries, all as we deemed necessary to enable us to render the opinions expressed below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and authenticity of the originals of such latter documents.

In expressing the opinions set forth below, we are not passing on the laws of any jurisdiction other than the laws of the State of Nevada.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares to be issued under the Plan have been duly authorized by all necessary corporate action of the Company, and, upon the issuance and delivery of, and payment for, the Shares in the manner contemplated by the Plan and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm therein.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ LKP Global Law, LLP